EXHIBIT 10.1

WATER PURCHASE AND SALE AGREEMENT

This Water Purchase and Sale Agreement (“Agreement”) is made and entered into as of December 12, 2014 (“Execution Date”), by and between Cadiz, Inc., a Delaware corporation (“Cadiz”), Fenner Valley Mutual Water Company, a California nonprofit mutual benefit corporation (“FVMWC”), and San Luis Water District, a California Water District (“SLWD”). Cadiz, FVMWC, and SLWD are each a “Party” and collectively the “Parties.” Capitalized terms not otherwise defined within this Preamble or the Recitals shall have the meanings set forth in Article 1 of this Agreement.

RECITALS

A.           Cadiz, through a wholly-owned subsidiary, is the owner of approximately forty-five thousand (45,000) acres of land in eastern San Bernardino County (“Property”), most of which overlies the Fenner Valley Aquifer System.

B.           SLWD is a California Water District in Fresno and Merced Counties. SLWD, acting on behalf of certain of its landowners who have elected to participate in the benefits and costs of this Agreement, desires to diversify its water supplies and obtain greater water supply reliability by becoming a Project Participant as provided for by this Agreement.

C. The Santa Margarita Water District (“SMWD”) is a California Water District in Orange County.

D. SMWD and Cadiz have entered into a public private partnership to facilitate the Project pursuant to which Cadiz will make available land, water, and physical facilities to SMWD and other public water suppliers, including SLWD.

E. FVMWC is a nonprofit mutual benefit corporation that will operate and manage the Project, and that is comprised of entities that have contracted to receive Project Water, including SMWD, SLWD, other Project Participants, and the Arizona & California Railroad Company and have membership rights in FVMWC.

F. Cadiz will grant to FVMWC the right to take Project Water from the Property and to use the Property for Project Storage in accordance with the terms set forth herein, with SLWD acquiring a right to Project Water in the amount of the SLWD Allotment, as well as certain rights to Project Storage.

G. Fenner Valley Water Authority (“FVWA”) is a proposed joint powers agency between SMWD and FVMWC, with SMWD serving as the “designated entity” of FVWA under California Government Code Section 6509. The purpose of FVWA is to lease and eventually own the Project Facilities for the extraction, conveyance, and delivery of water by the Project and, in connection therewith, to coordinate with Cadiz in securing permits and regulatory approvals required to operate and maintain such Project Facilities.

H. Cadiz will develop, construct, and finance all Project Facilities and will transfer a possessory interest in the Project Facilities, Project Water and Project Storage to FVWA.

I. FVWA, under the management of SMWD, will review and approve the design and construction of the Project Facilities by Cadiz in accordance with the Project FEIR, the GMMMP, SMWD standards and specifications, and such other covenants, agreements and documents as may be applicable.

J. Cadiz, or a special purpose entity formed by Cadiz, intends to arrange financing from private or public sources to fund the design and construction costs of the Project and Project Facilities (all such financing referred to as “Third-Party Financing”). Cadiz will repay and secure Third-Party Financing from the revenues that are generated by the Project.

K. On July 31, 2012, as Lead Agency under CEQA, SMWD approved the Project and certified the Project FEIR finding that there were no long-term significant environmental impacts, with the exception of indirect growth inducing impacts, attributable to Project operations.

L. On October 1, 2012, the County of San Bernardino approved the Project FEIR in its capacity as a Responsible Agency and approved the Project.

M. On May 1, 2014, the Orange County Superior Court issued its decision upholding the environmental approvals of the Project. The decision denied six (6) petitions challenging the Project’s environmental review and upheld the actions of the SMWD and the County of San Bernardino in approving the Project, the Project FEIR and the GMMMP. On October 2, 2014, judgments were entered in each of the six (6) cases upholding the validity of the environmental review and denying all of the petitioners’ claims without limitation.

N. The County of San Bernardino will regulate the Project through the GMMMP whereby the County has assumed independent regulatory authority over the Project and has imposed conditions on Project operations.

O. As approved and conditioned by SMWD and the County of San Bernardino, the Project may extract an average of 50,000 AFY of native water supplies for 50 years for beneficial use.

P. The Project will conserve and make water available for potable water uses that is non-tributary to the Colorado River, and that otherwise would flow into the groundwater underlying dry lakes where the water would become hyper-saline and evaporate.

Q. The Parties desire to enter into this Agreement to provide the material terms and conditions for carrying out the Project, and the sale and conveyance to SLWD of the SLWD Allotment and certain other matters.

R. SLWD has completed and approved an Addendum to the Project FEIR for purposes of evaluating its receipt and distribution of water from Cadiz under this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated into the operative provisions of this Agreement by this reference, and for all the good and valuable consideration herein, the Parties hereto agree as follows:

1. Definitions.

The following terms have the following meanings for purposes of this Agreement:

1.1. “AF” means acre-feet.

1.2. “AFY” means acre-feet per year.

1.3. “Agreement” has the meaning assigned thereto in the Preamble.

1.4. “Agreement Term” has the meaning set forth in Section 12.4.

1.5.  “Annual Storage Management Fee” has the meaning assigned thereto in Section 4.3.2.

1.6. “Cadiz” has the meaning assigned thereto in the Preamble.

1.7. “Capital Investment” means any and all capital costs incurred by Cadiz to develop and build the Project, including design, permitting, construction and financing costs related to Project Facilities. For the purposes of this definition, construction costs shall include the costs of inspecting and performance testing the Project Facilities and preparing them for operation through the Commencement Date.

1.8. “Carry-Over Account” has the meaning assigned thereto in Section 4.3.

1.9. “CEQA” means the California Environmental Quality Act.

1.10. “Commencement Date” means the date on which Project Water first becomes available via the MWD Exchange in San Luis Reservoir and can be delivered to SLWD.

1.11. “County” means the County of San Bernardino.

1.12. “County MOU” means that certain Memorandum of Understanding By and Among The Santa Margarita Water District, Cadiz, Inc., Fenner Valley Mutual Water Company, and the County (Related to County Ordinance for Desert Groundwater Management), dated May 11, 2012.

1.13. “CRA” means the Colorado River Aqueduct.

1.14. “Debt Service” means all amounts necessary for Cadiz to repay when due all interest, principal and other charges payable by Cadiz under any Third-Party Financing.

1.15. “Delivery Request” has the meaning assigned thereto in Section 4.1.

1.16. “Execution Date” has the meaning assigned thereto in the Preamble.

1.17. “Extended Term” has the meaning assigned thereto in Section 12.4.

1.18. “Facility Lease” has the meaning assigned thereto in Section 3.2.

1.19. “Facility Operation Agreement” means that agreement, to be executed between FVMWC and FVWA, pursuant to which the extraction, conveyance, and delivery of water from the Project shall be governed. The terms of the Facility Operation Agreement shall include: (i) the responsibility of FVMWC for paying or reimbursing costs incurred by FVWA, the County and SMWD for overseeing compliance with the GMMMP on a time and materials basis; (ii) the authorization of FVWA and FVMWC to contract with third parties, including another Project Participant, another local public agency, other person or entity, to provide for the day-to-day operation and maintenance of the Project, as well as bookkeeping and administration duties; (iii) the responsibility of FVMWC for all day-to-day operations; (iv) the responsibility of FVMWC for the collection of proceeds from the sale of water to SMWD, SLWD and other Project Participants; and (v) the proper allocation and payment of all costs and charges related to the operation of the Project, including payment due and payable to Cadiz, as described in Section 8.1.

1.20. “Fenner Valley Aquifer System” has the meaning assigned thereto in Section 1.25.

1.21. “FVMWC” has the meaning assigned thereto in the Preamble.

1.22. “GMMMP” means the Groundwater Management, Monitoring, and Mitigation Plan for the Project as generally set forth in the Project FEIR and as it may be subsequently amended and approved by and between SMWD, FVMWC and the County.

1.23. “Lenders” has the meaning assigned thereto in Section 15.

1.24. “MWD” means The Metropolitan Water District of Southern California.

1.25. “MWD Exchange” means arrangements acceptable to Cadiz, FVMWC and SLWD in their sole and absolute discretion pursuant to which Project Water delivered by Cadiz into the CRA is exchanged for SWP water or other water controlled by MWD in San Luis Reservoir that, without further consents, approvals, permits or arrangements can be delivered to SLWD within its service area.

1.26. “MWD Fees” has the meaning assigned thereto in Section 8.2.

1.27. “Project” means the Cadiz Valley Water Conservation, Recovery and Storage Project designed to appropriate groundwater from wells on the Property overlying the Orange Blossom Wash, Cadiz, Bristol and Fenner Valley aquifers (collectively, such aquifers being the “Fenner Valley Aquifer System”), and to deliver that groundwater for reasonable and beneficial uses via the CRA and other facilities necessary to deliver the groundwater to Project Participants or exchange the groundwater delivered to the CRA with MWD for water supplies to which MWD is entitled from sources other than the Colorado River (e.g., SWP). For purposes of this Agreement, the “Project” includes the right to carry-over from one Year to a subsequent Year up to one hundred fifty thousand (150,000) AF, but does not include the Imported Water Storage component as described in the Project FEIR.

1.28. “Project FEIR” means the certified Environmental Impact Report for the Project, for which SMWD was the lead agency, as it may be amended or supplemented from time to time.

1.29. “Project Facilities” means any and all facilities deemed necessary, advisable or appropriate to extract, convey or deliver Project Water to Project Participants, including facilities associated with the Groundwater Conservation and Recovery Component phase of the Project, as described in the Project FEIR, viz., a wellfield located on the Property, manifold, 43-mile conveyance pipeline between the wellfield and CRA, and interconnection between the conveyance pipeline and the CRA.

1.30. “Project Participant” means each entity listed on Exhibit A, who are identified in the Project FEIR as “Project Participants,” and shall also include public water suppliers that are added to the Project post-certification of the Project FEIR, including but not limited to SLWD.

1.31. “Project Storage” means the right to collectively carry-over and store up to one hundred fifty thousand (150,000) AF of Project Water.

1.32. “Project Term” has the meaning set forth in Section 3.1.

1.33. “Project Water” means groundwater produced and deliverable to Project Participants from the Fenner Valley Aquifer System over the Project Term, on average fifty thousand (50,000) AFY and aggregating two million, five hundred thousand (2,500,000) AF of such groundwater cumulatively over the Project Term. The Parties acknowledge that the right to Project Water is a contractual right pursuant to this Agreement and documents referenced herein, and that no transfer of the water rights of Cadiz in the Property or the Fenner Valley Aquifer System is intended by this Agreement.

1.34. “Property” has the meaning assigned thereto in Recital A.

1.35. “SMWD” has the meaning assigned thereto in Recital C.

1.36.  “SLWD” has the meaning assigned thereto in the Preamble.

1.37. “SLWD Allotment” has the meaning assigned thereto in Section 4.2.

1.38. “SLWD Payment” has the meaning assigned thereto in Section 8.1.

1.39. “SLWD Water System” means the system of physical infrastructure owned and used by SLWD for the acquisition, treatment, reclamation, transmission, distribution and sale of water.

1.40. “Subscription Agreement” means a binding written agreement between SLWD and one of its landowners, in a form acceptable to SLWD in its sole and absolute discretion, pursuant to which the subscribing landowner irrevocably agrees to be responsible for a portion of SLWD’s obligations under this Agreement in exchange for such landowner’s receipt of a proportionate share of the Project Water and other benefits available to SLWD under this Agreement.

1.41. “SWP” means the California State Water Project.

1.42.  “Third-Party Financing” has the meaning assigned thereto in Recital J.

1.43. “Total Annual Project Allotment” means 50,000 AFY. As governed by the County MOU, the FEIR, and the GMMMP, in any given year, groundwater extractions could be as much as 75,000 AF or as little as 25,000 AF, but extractions may not exceed an annual average of 50,000 AFY.

1.44. “Water Lease” has the meaning assigned thereto in Section 3.1.

1.45. “Year” means a calendar year during the Project Term.

2. Purpose.

The purpose of this Agreement is to: (a) define the rights and obligations of the Parties for the purchase and sale of a portion of the Project Water; and (b) provide for the allocation and delivery of Project Water and Project Storage.

2.1. Responsibilities of FVMWC. FVMWC’s responsibilities will include without limitation:

2.1.1. Carrying out its obligations in connection with the operation and maintenance of Project Facilities as set forth in the Facility Operation Agreement;

2.1.2. Collecting all payments received from the sale of Project Water and allocating such payments as specified in the Water Lease;

2.1.3. Complying with all applicable regulatory requirements for the operation of a public water system, including the requirements of the California Department of Public Health under the direction of FVWA and SMWD as set forth in the Facility Operation Agreement;

2.1.4. Carrying out the day-to-day implementation of mitigation measures adopted by SMWD as part of its approval of the Project, and the protective measures contained within the GMMMP under the review of FVWA pursuant to the Facility Operation Agreement;

2.1.5. Enforcing mitigation measures contained in the Project FEIR as directed or delegated by SMWD as the lead agency;

2.1.6. Providing regular and routine updates to Cadiz, FVWA, SMWD, the County and all Project Participants concerning compliance with the GMMMP;

2.1.7. Coordinating the extraction, conveyance and delivery of the Total Annual Project Allotment received under the Water Lease pursuant to the Facility Operation Agreement;

2.1.8. Providing for delivery of the SLWD Allotment according to the delivery schedule process described in Section 4.1 and otherwise in accordance with this Agreement; and

2.1.9. Coordinating CRA deliveries pursuant to the MWD Exchange.

2.2. Responsibilities of Cadiz. Cadiz’s responsibilities will include without limitation:

2.2.1. Cadiz will be responsible for the development, design, acquisition and construction of the Project Facilities, subject to the reasonable review and approval of FVWA and SMWD.

2.2.2. Cadiz will be responsible for obtaining all Third-Party Financing necessary to fund the Capital Investment for the Project. FVMWC and SLWD acknowledge that Cadiz may be required to provide a pledge of all Project revenues payable to Cadiz and will consent to such pledge as long as such pledge does not affect the ability of SLWD to receive Project Water by exchange in San Luis Reservoir or restrict SLWD’s ability to exercise its other rights under this Agreement.

2.2.3. Cadiz will be responsible for obtaining all permits and approvals required for the Project in coordination with FVWA and SMWD.

2.3              Responsibilities of SLWD. SLWD’s responsibilities will include without limitation:

2.3.1                 SLWD will be responsible for completing any environmental review required for it to take delivery and distribute Project Water within its service area.

2.3.2                 SLWD will be responsible for the distribution of Project Water within its service territory in accordance with the Subscription Agreements.

2.3.3                 SLWD shall promptly pursue Subscription Agreements with its landowners pursuant to which those landowners will be responsible for the costs associated with SLWD’s participation as a Project Participant and ownership of the memberships in FVMWC issued in accordance with Section 3.3 of this Agreement.

3. Interests.

3.1. Lease of Project Water and Project Storage. Prior to commencement of construction of the Project Facilities, Cadiz will enter into and will record (or cause to be recorded) against the Property a long term lease with FVMWC (“Water Lease”) which will give FVMWC a possessory interest and the right to take the Total Annual Project Allotment of Project Water from the Property and the Fenner Valley Aquifer System for an initial term of fifty (50) years (“Project Term”). In consideration of the Water Lease, FVMWC shall collect and deliver to Cadiz all charges and payments (i) payable by SLWD under this Agreement and (ii) which are negotiated between Cadiz and by the Project Participants, subject to payments and offsets set forth in the Facility Operation Agreement. FVMWC’s right to take the full Total Annual Project Allotment is subject to the mitigation measures set forth in the Project FEIR and the requirements of the GMMMP.

3.2. Lease of Project Facilities. As an express condition precedent to the performance of this Agreement and the Parties’ obligations hereunder (see Section 12.1), Cadiz and FVWA will enter into a long term lease that gives FVWA a possessory interest in the Project Facilities for the Project Term or until Cadiz has been reimbursed the Capital Investment in full, whichever is shorter (“Facility Lease”). The use of the Project Facilities to produce and deliver Project Water will be governed by the Facility Operation Agreement between FVWA and FVMWC.

3.3. Issuance of Memberships. Provided that this Agreement is not terminated pursuant to Section 12.3, following satisfaction of the conditions precedent set forth in Section 12.1, FVMWC will issue to SLWD a number of membership interests in FVMWC which represents that proportion of SLWD Allotment as compared to the cumulative AF allotment among all Project Participants, which memberships shall represent the right to delivery of water from FVMWC pursuant to the terms and conditions of this Agreement.

4. SLWD Allotment and Delivery of Water.

4.1. Delivery Schedule. Each Year, each Project Participant, including SLWD, shall issue a written request to FVMWC specifying the quantity of the Project Participant’s allotment of Project Water requested for delivery the following Year, including requests for delivery of water from storage (“Delivery Request”). FVMWC, in consultation with SMWD, will establish rules and regulations regarding the process for delivering Project Water to its members, including SLWD, that are consistent with this Agreement. FVMWC shall annually develop a schedule for the delivery of Project Water to its members consistent with this Agreement and the commitments made to all other Project Participants. The rules and regulations shall establish the date for Project Participants to submit Delivery Requests, the date for FVMWC to release an annual delivery schedule, the scheduling of delivery interruptions due to regular maintenance, repair and replacement activities, and other matters as deemed necessary or appropriate by FVMWC. FVMWC shall apply reasonable efforts to meet all Delivery Requests, consistent with operation of the Project in accordance with the Project FEIR, all Project permits and the GMMMP. To the extent that all cumulative Delivery Requests cannot be met in any Year, FVMWC will apportion deliveries consistent with the priorities set forth in the bylaws of the FVMWC (as such priorities may be amended from time to time with the unanimous consent of the members of FVMWC).

4.2. SLWD Allotment. SLWD’s allotment of Project Water shall be equal to the quantity of AFY subscribed under executed Subscription Agreements secured by SLWD (“SLWD Allotment”) which shall not exceed 10,000 AFY in the aggregate (said maximum being the “Maximum SLWD Allotment”), which shall include the right to use capacity in the Project Facilities for delivery of the SLWD Allotment. Water derived from the SLWD Allotment shall be delivered to SLWD in San Luis Reservoir pursuant to the MWD Exchange between March 1 and September 30 of each Year on a schedule reasonably acceptable to SLWD. The Parties acknowledge and agree that SLWD must secure Subscription Agreements from its landowners for a minimum of five thousand (5,000) AFY no later than April 1, 2015, as a condition precedent pursuant to Section 12.1. The Parties further acknowledge and agree that SLWD shall be authorized to secure additional Subscription Agreements (not to exceed the Maximum SLWD Allotment) until May 1, 2015, at which time no additional Subscription Agreements shall be considered part of the SLWD Allotment.

4.3. Carry-Over Account. SLWD may subscribe for and acquire the right to carry-over any unused SLWD Allotment from Year to Year by making a one-time capital payment to Cadiz of $1,500 per AF for each AF of carry-over storage capacity subscribed (“Carry-Over Account”) with a term of fifty (50) years. At the end of the Agreement Term (i.e., the initial twenty-five (25) year term of this Agreement), and unless the Parties have mutually agreed to an Extended Term, SLWD may elect to: (i) assign its rights to any Carry-Over Account consistent with Article 10 below; or (ii) receive a rebate in the amount of $750 per AF and waive any further interest in the Carry-Over Account. The one-time capital payment shall be due after the rules and regulations governing the use of all Carry-Over Accounts have been finalized but not later than the commencement of construction of Project Facilities. SLWD may instruct FVMWC to carry over any portion of the SLWD Allotment that is not taken by SLWD for delivery in a given Year as a credit to SLWD’s Carry-Over Account with an equal amount of water; provided: (a) SLWD has fully paid for the Project Water made available by Cadiz as the SLWD Allotment; (b) SLWD’s Carry-Over Account shall be limited to the maximum limit of its carry-over storage account as paid for pursuant the one-time capital payment of $1,500 per AF and as described in the Project description, analyzed in the Project FEIR and conditioned by the Mitigation, Monitoring and Reporting Program and the GMMMP; and (c) in the event that requested Project Water deliveries of the combined annual allotments of all Project Participants, inclusive of the SLWD Allotment, and the total requests for delivery of water from the carry-over accounts of all Project Participants exceed either the capacity of the Project Facilities or the maximum quantity of Project Water authorized for extraction pursuant to the County MOU, FVMWC shall prioritize deliveries first of Project Water to satisfy Delivery Requests for the annual allotments of the Project Participants, then (and only after requests for Project Water to satisfy Delivery Requests for the annual allotments of the Project Participants have been satisfied) to requests for deliveries from Carry-Over Accounts, with such deliveries prioritized among Project Participants in relation to the order that Project Participants elect to secure a Carry-Over Account and tender payment for such Carry-Over Account. Total Carry-Over Accounts in the Project shall be limited to a maximum of 150,000 AF.

4.3.1. In no event shall SLWD be required to take a credit for Project Water that is not delivered by FVMWC as a result of any reduction or curtailment in the Total Annual Project Allotment, it being understood that SLWD has no obligation to pay for any of the SLWD Allotment not delivered because of any reduction or curtailment in the Total Annual Project Allotment.

4.3.2. If SLWD elects to subscribe for a Carry-Over Account pursuant to this Section 4.3, then SLWD shall pay an annual management fee (“Annual Storage Management Fee”) equal to a starting figure of twenty dollars ($20.00) per AF per Year in December 2014 dollars for each AF of Carry-Over Account that SLWD has subscribed to use, which fee shall be adjusted on the Commencement Date and each Year thereafter on July 1 of each Year in accordance with any increase or decrease in the Bureau of Labor Statistics Water and Sewer Maintenance Index (or such similar index approved by the Parties in the event that this index is no longer available at any time during the Agreement Term). If SLWD possesses water in its Carry-Over Account, FVMWC will deliver water to SLWD from its Carry-Over Account pursuant to the delivery process set forth in Section 4.1. Water stored in a Carry-Over Account shall not be subject to losses, which means that once Project Water is stored by Cadiz for the benefit of SLWD, the quantity will not be reduced for reasons other than the water has been delivered for the benefit of SLWD.

4.3.3. In the event that SLWD’s access to water in, or ability to utilize, its Carry-Over Account is restricted or otherwise adversely affected except as set forth in this Section 4.3, an equitable portion of the capital payment made for SLWD’s Carry-Over Account shall be refunded to SLWD. If the Parties cannot agree on the amount of such refund, it shall be decided by arbitration initiated by any Party in accordance with Section 16.8 of this Agreement.

4.4. Points of Delivery; Flow Rate. Subject to any apportionment of deliveries pursuant to Section 4.1, FVMWC will deliver to the CRA, for exchange with MWD for the account of SLWD pursuant to the MWD Exchange, the amount of Project Water specified in SLWD’s annual Delivery Request at a maximum flow rate as may be conditioned by MWD and otherwise agreed by FVMWC and SLWD.

4.5. Right of Participation. In the event SLWD purchases a Carry-Over Account and provided that SLWD has made all payments due under this Agreement, SLWD shall have a priority right to participate in Phase 2, as defined in the Project FEIR, or any future project for storage of imported water within the Project for a like amount of storage capacity in Phase 2 that is equal to its AF Carry-Over Account) on terms generally similar to that of other participants in the future Phase 2 storage project, except MWD, on terms mutually agreed to by SLWD and Cadiz in good faith. This right of participation shall not apply to the water imported, exported or stored within the Project but only to storage capacity made available in Phase 2 of the Project. The rights of participants in Phase 2 shall not impair the rights of the original Project Participants.

4.6. Water Accounting. FVMWC shall maintain, and update on at least a monthly basis, a detailed accounting of the water delivery rights of, and deliveries to, SLWD and other Project Participants, including the Carry-Over Account of SLWD and similar accounts that may be possessed by such other Project Participants.

5. Curtailment of Deliveries.

5.1. FVMWC May Curtail Deliveries. FVMWC may temporarily discontinue or reduce the delivery of water to or for the benefit of SLWD hereunder for the purposes of necessary investigation, inspection, maintenance, repair or replacement of any of the Project Facilities necessary for the delivery of water to or for the benefit of SLWD and other Project Participants. FVMWC shall notify SLWD as far in advance as possible of any such discontinuance or reduction, except in cases of emergency, in which case notice shall be given as soon thereafter as possible. Provided that SLWD does not make an election pursuant to Section 5.3, SLWD shall not be obligated to pay for any Project Water not delivered.

5.2. Curtailments and Reductions. The Parties understand that SLWD’s primary goal in entering into this Agreement is to provide Project Water to subscribing landowners during Years when SLWD is water short. Therefore, FVMWC shall carefully plan, evaluate and implement curtailments to have the least impact to SLWD, especially during periods when SLWD experiences reduced water supplies. In addition, FVMWC shall make every commercially reasonable effort to not curtail deliveries to SLWD during the priority delivery months of March through September. Further, and notwithstanding any other provision of this Agreement, in the event the amount of Project Water made available to SLWD between March 1 and September 30 of any Year is less than 50% of the SLWD Allotment for any reason, SLWD shall not be required to accept any Project Water in that Year and shall have no obligation to pay for any Project Water it does not accept, but shall be required to pay for any of such Project Water it accepts.

5.3. SLWD May Receive a Later Delivery of Water Not Delivered. In the event of any discontinuance or reduction of delivery of water pursuant to Section 5.1, SLWD may, in its discretion, elect to receive the amount of the SLWD Allotment that otherwise would have been delivered to it during such period under the water delivery schedule for that Year, to the extent that such water is then available and considering the then-current delivery schedules of all Project Participants.

5.4. Reduction or Curtailment Due to Corrective Measures. In the event that a determination is made by FVWA and FVMWC that a reduction or curtailment of the Total Annual Project Allotment will be necessary for the current or upcoming Year due to the imposition of corrective measures under the GMMMP, FVMWC shall reduce the allotment of each Project Participant on a pari passu basis by the percentage reduction in available Project Water for the then current or upcoming Year. FVMWC shall use its reasonable best efforts to make any such determination prior to the commencement of each Year so as to avoid an unscheduled interruption or reduction of water deliveries. Upon declaring a reduction or curtailment of the Total Annual Project Allotment pursuant to this Section 5.4, FVMWC shall notify Cadiz of the total number of AF subject to such reduction or curtailment and the SLWD Payment shall be proportionately reduced as provided for in Section 8.1.

6. Measurement of Water Delivered.

FVMWC shall measure, or cause to be measured, all Project Water delivered into the CRA for exchange and delivery to SLWD and shall keep and maintain accurate and complete records thereof. For this purpose and in accordance with Section 2.1 hereof, FVMWC shall install, operate, and maintain, or cause to be installed, operated and maintained, at all delivery structures for delivery of Project Water into the CRA such measuring devices and equipment as are satisfactory and acceptable to the Parties. Said devices and equipment shall be examined, tested, and serviced by FVMWC regularly to insure their accuracy. At any time or times, SLWD may inspect such measuring devices and equipment, and the measurements and records taken therefrom.

7. Responsibility for Delivery and Distribution of Water.

7.1. Responsibility Prior to Delivery.

7.1.1. Cadiz shall indemnify and hold harmless FVMWC and the Project Participants and their respective officers, directors, agents and employees from any damages or claims of damages, including property damage, personal injury or death, arising out of or connected with the existence of any contaminant or hazardous material that is present in the Project Water taken by FVMWC pursuant to the Water Lease in excess of the levels allowed for water to be conveyed in the CRA, as long as FVMWC has conducted monitoring of water quality sufficient to determine the presence of such contaminant or hazardous material and provided Cadiz with notice and an opportunity to cure.

7.1.2. FVMWC shall indemnify and hold harmless the Project Participants and their respective officers, directors, agents and employees from any damages or claims of damages, including property damage, personal injury or death, arising out of or connected with the improper carriage, handling, use, disposal or distribution of Project Water following production and prior to such water passing from the well head to the designated points of delivery and including attorney fees and other costs of defense in connection therewith. Notwithstanding the foregoing, nothing contained herein shall relieve Cadiz of its obligations under Section 7.1.1 if FVMWC can demonstrate that any contaminant in the Project Water that is delivered by FVMWC to Project Participants was present in the Project Water pumped from the Property.

7.2. Responsibility After Delivery. Neither Cadiz nor FVMWC nor any affiliate nor any of their respective directors, officers, agents or employees shall be liable for the control, carriage, handling, use, disposal, or distribution of Project Water delivered by FVMWC into the CRA after such water has passed the points of delivery into the CRA established by the rules and regulations of FVMWC; nor for claim of damage of any nature whatsoever, including property damage, personal injury or death, arising out of or connected with the control, carriage, handling, use, disposal or distribution of such water beyond said points of delivery and including attorney fees and other costs of defense in connection therewith. Notwithstanding the foregoing, nothing contained herein shall relieve Cadiz or FVMWC of their respective obligations under Sections 7.1.1 and 7.1.2 if SLWD can demonstrate that any contaminant in the Project Water that is delivered by FVMWC was present in the Project Water prior to delivery to the point of delivery specified in Section 4.4. SLWD shall indemnify and hold harmless FVMWC, Cadiz, their respective affiliates, and their respective directors, officers, agents and employees from any such damages or claims of damages to the extent that the claim arises following delivery of Project Water (by exchange) to the SLWD Water System.

7.3. Responsibility for Corrective Measures. In no event shall FVMWC, FVWA or SMWD have any liability for any damages arising as a result of a determination that the Total Annual Project Allotment must be reduced or curtailed in connection with implementation of the corrective measures in the GMMMP, or any action taken by FVMWC, FVWA or SMWD in connection with the enforcement of the GMMMP.

8. Purchase Price and MWD Fees; Deposit.

8.1. Water Supply Payment. SLWD shall pay FVMWC nine hundred and sixty dollars ($960) per AF for each AF of SLWD Allotment delivered to the San Luis Reservoir via the MWD Exchange (“SLWD Payment”). No payment for any of the SLWD Allotment that does not reach San Luis Reservoir via the MWD Exchange shall be required. The SLWD Payment shall be adjusted from a starting figure of $960 in December 2014 dollars on the Commencement Date and each Year thereafter on July 1 of each Year. The adjustment shall be an increase of two and one half percent (2.5%) per Year from the Execution Date through the Commencement Date, except that the adjustment applicable to any partial year prior to the Commencement Date shall be pro rated at a rate of 0.0068 percent per day (2.5%/365) for each day within the applicable portion of the Year. Beginning with the first July 1st following the Commencement Date, the adjustment shall be made in accordance with any increase or decrease in the Bureau of Labor Statistics Water and Sewer Maintenance Index (or such similar index approved by the Parties in the event that this index is no longer available at any time during the Agreement Term), provided that the annual adjustment (increase or decrease) will in no event exceed five percent (5%) per year. FVMWC will aggregate all SLWD Payments with all other charges received from other Project Participants and shall allocate funds received from such charges to fund the payments and offsets set forth in the Facility Operation Agreement and thereafter remit the remaining aggregate funds to Cadiz pursuant to the terms of the Water Lease. Once SLWD’s obligation to make SLWD Payments has commenced, Cadiz will invoice FVMWC monthly for the SLWD Allotment delivered to San Luis Reservoir via the MWD Exchange during the immediately preceding month. All payments of the SLWD Payment shall be due no later than thirty (30) days after invoicing by FVMWC. If, in any Year, the full SLWD Allotment is not delivered to San Luis Reservoir via the MWD Exchange as a result of default by Cadiz or a curtailment or reduction of the Total Annual Project Allotment as specified in Section 5.4, SLWD shall be proportionately relieved of its obligation to pay the SLWD Payment by the same percentage reduction as the percentage reduction in the delivery of the SLWD Allotment to San Luis Reservoir via the MWD Exchange.

8.2. MWD Fees. Upon satisfaction of all conditions precedents, including but not limited to Section 12.1.1, SLWD shall be responsible for all costs incurred in relation to the MWD Exchange (“MWD Fees”) set forth in the documentation memorializing the MWD Exchange, but not for any increases therein not set forth in such documentation (which increases shall be borne by Cadiz). The Parties acknowledge that Cadiz, in its discretion, may make available benefits to MWD that result in a reduction of the MWD rates, fees and charges or other off-setting benefits. The Parties will negotiate in good faith as to how such benefits and/or reductions (if any) should be fairly distributed between Cadiz, SLWD and the other Project Participants. The Parties’ agreement on the distribution of such benefits and/or reductions shall be a condition precedent as set forth in Section 12.1.

8.3. Deposit. Commensurate with the execution of this Agreement, SLWD shall make a deposit with Cadiz of one-hundred thousand dollars ($100,000). The deposit shall be fully creditable against future purchases of Project Water from the Project and is refundable if this Agreement is terminated early pursuant to Section 12.3. The deposit shall be held in the client trust account of Brownstein Hyatt Farber and Shreck, LLP (legal counsel to Cadiz) until all conditions precedent set forth in Section 12.1 have been satisfied, and at that time, the deposit will be released to Cadiz.

8.4. No Other Advance Funds Required. SLWD shall not be required to advance Cadiz funds of any kind except (i) for the deposit specified in Section 8.3, and (ii) to the extent SLWD elects to acquire a Carry-Over Account pursuant to Section 4.3, or as otherwise set forth in this Agreement.

8.5. No Other Charges. In no event shall SLWD be required to pay any amounts to any party for or in connection with SLWD Allotment not expressly described in Sections 8.1, 8.2 and 8.3 (excluding any costs or fees associated with any SLWD Carry-Over Account). Any other charges or costs associated with producing, conveying, exchanging or otherwise delivering Project Water to SLWD as provided in this Agreement shall be borne by Cadiz.

9. Obligation in the Event of Default.

9.1. Event of Default. A Party shall be in default under this Agreement in the event that such Party: (a) fails to make any payment in full when due; or (b) fails to perform any other obligation hereunder, and such failure: (i) continues for a period of thirty (30) days following written notice of the default from the non-defaulting Party if the default occurs prior to the Commencement Date; or (ii) ninety (90) days (or thirty (30) days if the default is a failure to deliver Project Water as required) following written notice from the non-defaulting Party if the default occurs following the Commencement Date; provided, however, that if Cadiz is the defaulting Party, SLWD shall provide the Lenders with an additional cure period equal to the original cure period in which to cure the default. If a default cannot be remedied within the applicable cure period, but the defaulting Party commences remedial action within such period, such failure shall not constitute a default hereunder. Notice of any default shall be provided to the other Parties and all of the Project Participants.

9.2. Suspension of Water Delivery; Termination. Cadiz shall instruct FVMWC to suspend Project Water delivery to SLWD during any period in which SLWD is in default for failure to timely make the SLWD Payment and the non-payment remains uncured after the applicable notice period specified in Section 9.1. If the default in the SLWD Payment is partial (i.e., SLWD has paid some, though not all of the SLWD Payment), FVMWC shall only suspend deliveries for that portion of the SLWD Allotment in default.  Upon any such uncured default, Cadiz shall mitigate its damages during such suspension period by using commercially reasonable efforts to sell, and FVMWC will deliver, the Project Water that would otherwise have been deliverable to SLWD during such period of suspension to another Project Participant. If a suspension continues for a period of six (6) calendar months, then Cadiz shall instruct FVMWC to give notice of termination of the provisions of this Agreement in relation to that portion of the SLWD Allotment in default (and only that portion in default if the default is partial), which notice shall be effective within thirty (30) days thereof unless the default is cured or such termination shall be enjoined, stayed or otherwise delayed by judicial action. Further, any such termination shall result in the immediate forfeiture of SLWD’s memberships in FVMWC in respect of the terminated SLWD Allotment, and in connection therewith SLWD irrevocably constitutes and appoints the President of FVMWC as its attorney-in-fact to cause the transfer of said memberships to FVMWC with full power of substitution. Cadiz shall thereafter use commercially reasonable efforts to sell the Project Water that would otherwise have been deliverable to SLWD during the remainder of the Agreement Term to another existing or new Project Participant, and in that case FVMWC shall issue equivalent membership shares to the recipient Project Participant and commence delivering water to the recipient Project Participant as provided by the water purchase and sale agreement entered into with the recipient Project Participant. Notwithstanding the foregoing, to the extent that SLWD has already purchased Project Water that is reflected in its Carry-Over Account, then in no event shall SLWD forfeit any such purchased water as a result of the termination of this Agreement; provided, however, that SLWD shall be responsible to pay any Annual Storage Management Fees or delivery charges in connection with the storage and delivery of such stored water.

9.3. Enforcement of Remedies. In addition to the remedies set forth in this Article upon the occurrence of an event of default as described in Section 9.1, Cadiz, FVMWC, FVWA, or SLWD, as the case may be, shall be entitled to proceed to protect and enforce the rights vested in such Party by this Agreement by such appropriate judicial proceeding as such Party shall deem most effectual, either by suit in equity or by action at law, whether for the specific performance of any covenant or agreement contained herein or to enforce any other legal or equitable right vested in such Party by this Agreement or by law. The provisions of this Agreement and the duties of each Party hereof, their respective boards, officers or employees shall be enforceable by the other Parties hereto by mandamus or other appropriate suit, action or proceeding in any court of competent jurisdiction, with the losing Party or Parties paying all costs and attorney fees.

10. Transfers, Sales and Assignments.

SLWD may transfer, sell, lease, assign or exchange the SLWD Allotment (including water made available in San Luis Reservoir pursuant to the MWD Exchange) or any water held within SLWD’s Carry-Over Account, and/or assign any rights of SLWD under this Agreement (“transfers”), subject to applicable law and provided that: (i) the recipient of the transfer is no less credit-worthy than SLWD at the time of the proposed assignment; (ii) SLWD pays for all costs relating to or arising from the permitting, environmental review and compliance, and other costs of completion for the transfer, and indemnifies and holds harmless Cadiz, FVMWC, FVWA, and all other Project Participants from any liability or costs arising from the transfer; (iii) any user of Project Water pursuant to such transfer makes beneficial use of the water consistent with this Agreement; and (iv) SLWD properly registers the transfer in accordance with the policies and procedures established by FVMWC, which shall not unreasonably restrict such transfers. Notwithstanding the foregoing, SLWD may make such transfers on an annual or long-term basis without the payment of any additional fee or charge to FVMWC. Upon any partial or complete assignment of this Agreement for which the criteria of this Article 10 are satisfied, SLWD shall be relieved of the associated obligations hereunder. Notwithstanding any other provision of this Agreement, it is the intent of the Parties that SLWD shall remain the contracting Party and Project Participant on behalf of its landowners entering into Subscription Agreements with SLWD. Therefore, SLWD shall not enter into an assignment, sale or transfer pursuant to this Article with the landowners served by SLWD, but may enter into an assignment, sale or transfer pursuant to this Article with any other entity on behalf of one or more of its landowners that have entered into Subscription Agreements with SLWD.

11. Additional Covenants of Cadiz and FVMWC.

11.1. Compliance with Law. Cadiz will comply or cause the compliance with all local, state and federal laws applicable to the construction or operation of the Project, and FVMWC shall comply with all local, state and federal laws applicable to the operation of the Project.

11.2. No Additional Conditions or Restrictions. Excepting the provisions of Article 15 of this Agreement, Cadiz will insure that no additional conditions, restrictions, limitations or costs are imposed on SLWD or the delivery of Project Water into the CRA or the San Luis Reservoir by exchange under the MWD Exchange as a result of the Third-Party Financing, or any other consent, approval, permit or arrangement required in connection with the performance of this Agreement, except as agreed to in writing by SLWD.

12. Conditions Precedent and Early Termination; Term.

12.1. Conditions Precedent. Each of the following are express conditions precedent to the performance of this Agreement and the Parties’ obligations hereunder and must be satisfied within twenty-four (24) months from the Execution Date unless such period of time is extended by the Parties in writing or is otherwise tolled pursuant to Section 12.3:

12.1.1. Execution of an agreement between MWD and/or another agency capable of making a water exchange, for the duration of the Project Term and on terms acceptable to the SLWD, that effects the MWD Exchange for Project Water delivered to the CRA for the benefit of SLWD;

12.1.2. If applicable, the Parties’ agreement on the distribution of benefits and/or reductions associated with MWD rates, fees and charges pursuant to Section 8.2;

12.1.3. Either: (i) SLWD has obtained the issuance of a final order from the California State Water Resources Board allowing the SWP water made available by MWD in San Luis Reservoir pursuant to the MWD Exchange for all Project Water delivered into the CRA for the benefit of SLWD to be delivered within SLWD during the Agreement Term; or (ii) SLWD has reached a definitive agreement with an entity possessing SWP entitlement and Central Valley Project (“CVP”) entitlement effecting an exchange of the SWP water made available by MWD in San Luis Reservoir pursuant to the MWD Exchange for equivalent CVP entitlement delivered to SLWD during the Agreement Term, and SLWD has obtained all necessary approvals for such an exchange;

12.1.4. A determination by SMWD that the exchange can be completed consistent with the Project;

12.1.5. A determination by SMWD and the County that the addition of a new place of beneficial use of the water made available by the Project for use by SLWD through exchange is consistent with its prior approvals of the GMMMP and the Project FEIR;

12.1.6. Compliance with CEQA and all other environmental statutes for all actions required in order for the SLWD Allotment to be delivered by exchange into SLWD, including without limitation for the inclusion of SLWD as a Project Participant, including any necessary supplemental environmental review under CEQA, and MWD performing and completing compliance with CEQA as a Responsible Agency for the Project and the anticipated exchange of water;

12.1.7. Obtaining Third-Party Financing on terms acceptable to Cadiz;

12.1.8. Securing all required approvals, permits and licenses for the construction and operation of the Project and the actions contemplated under this Agreement so that the SLWD Allotment can be delivered to SLWD as provided herein, including but not limited to a determination by the United States Bureau of Land Management or a court of competent jurisdiction that the use of the 1875 Granted Railroad Right of Way as proposed by the Project is consistent with applicable law;

12.1.9. Commencement of construction of Project Facilities after Cadiz has entered into a definitive agreement with a Lender for construction financing sufficient to complete Phase 1 of the Project;

12.1.10. SLWD securing Subscription Agreements executed by SLWD landowners for a minimum of five-thousand (5,000) AFY no later than April 1, 2015;

12.1.11. Each of the Water Lease, Facility Lease, Facility Operation Agreement, the Articles of Incorporation, Bylaws and rules and regulations of FVMWC, and the joint powers agreement for FVWA has been executed or otherwise approved, with terms acceptable to SLWD; and

12.1.12. The expiration without judicial or administration challenge of all statutes of limitation or appeal periods applicable to any of the foregoing condition precedents.

12.2. Efforts to Satisfy Conditions Precedent. Notwithstanding anything to the contrary in this Agreement, the Parties will exercise good faith and reasonable best efforts to satisfy the conditions precedent.

12.3. Early Termination. Either Party shall have the right to terminate this Agreement upon notice to the other Party if, within twenty-four (24) months from the Execution Date, all conditions precedent have not been satisfied, unless such period is extended by written agreement among the Parties. The twenty-four month period shall be tolled by any litigation that challenges the authorization of the Project or the Parties’ respective legal authorities to proceed with the Project, including actions brought pursuant to CEQA, provided that the tolling of time pursuant to this Section 12.3 shall not exceed twelve (12) months without the mutual written agreement among the Parties. Any notice of termination under this Section 12.3 must be delivered, if at all, within six (6) months after the period for satisfying all conditions precedent, as it may be tolled, has expired. Should this Agreement terminate early pursuant to this Section 12.3, SLWD’s deposit made pursuant to Section 8.3 shall be returned to SLWD and neither Party shall thereafter have any further rights or obligations pursuant to this Agreement.

12.4. Term. The term of this Agreement shall begin on the Execution Date and continue to such date that is twenty five (25) years from the Commencement Date (the “Agreement Term”); provided, however, that subject to compliance with all then-applicable laws, including County permitting as defined in the County MOU and CEQA, the Parties may, in their complete discretion, mutually agree to extend the Agreement Term for an additional 25-year period commencing on the termination of the initial Agreement Term and for whatever additional future extensions may be authorized under then applicable laws, on terms and conditions as are mutually agreeable to the Parties (the “Extended Term”). The terms of this Agreement, unless the Parties agree otherwise, shall continue to apply to any Extended Term, and the term “Agreement Term” shall mean the Extended Term, as applicable and as the context may require.

13. Assignment.

Except as otherwise expressly set forth herein, no Party may assign their rights, responsibilities and obligations hereunder without the consent of all other Parties, which shall not be unreasonably withheld or delayed. For purposes of a transfer, pursuant to Article 10 of this Agreement, of the SLWD Allotment or any water held within SLWD’s Carry-Over Account, all Parties shall be deemed to consent to the transfer provided that SLWD complies with all requirements for the transfer specified in Article 10. This Agreement shall be binding on and shall inure to the benefit of the Parties and their respective permitted successors and assigns.

14. Amendments.

Except as otherwise provided in this Agreement, this Agreement may only be amended, modified, changed or rescinded in a writing signed by each of the Parties hereto.

15. Project Financing.

Notwithstanding any other provision of this Agreement, Cadiz may assign, mortgage, or pledge all or any of its rights, interest, and benefits under this Agreement to one or more lenders for any Third-Party Financing (“Lenders”) to secure payment of any indebtedness or working capital incurred or to be incurred in connection with the acquisition, construction, procurement, financing, refinancing, and operation of any portion of the Project or any modifications thereto. Such assignment to Lenders shall not relieve Cadiz of any liabilities or obligations hereunder. SLWD shall provide to the Lenders to whom such indebtedness is owed a consent to assignment or similar agreement substantially in the form of Lenders' consent and agreement attached hereto as Exhibit B or, such other form as may be reasonably required by the Lenders and reasonably acceptable to SLWD, covering matters that are customary in project financing for a project of similar type to the Project, which, among other things shall authorize the Lenders, as a secured party, to exercise all rights of Cadiz under this Agreement, and to subsequently assign such rights in connection therewith without the consent of SLWD, provided the assignee is reasonably capable of satisfying all obligations of Cadiz set forth in this Agreement. Moreover, SLWD agrees to enter into direct agreements with such Lenders, as reasonably required by the Lenders and reasonably acceptable to SLWD, covering matters that are customary in project financing for a project of similar type to the Project, including Lender assignment or security rights with respect to this Agreement, direct notices to Lenders, step-in/step-out rights, access by Lenders' representative, deferral of SLWD’s rights to terminate this Agreement in certain circumstances and other matters applicable to the Project’s Third-Party Financing. In this regard, SLWD shall cooperate with Cadiz in its efforts to obtain the Project’s Third-Party Financing including by supplying information and documentation reasonably requested by the Lenders (including information and documentation concerning SLWD or other persons related to SLWD's performance hereunder that is in SLWD's possession and is not of a proprietary nature) and to take such other actions as Lenders may reasonably request. Notwithstanding the foregoing, in no event shall SLWD be required to materially affect its rights hereunder in order to comply with this Article 15.

16. Miscellaneous.

16.1. Interpretation. The provisions of this Agreement should be liberally interpreted to effectuate its purposes. The language of this Agreement shall be construed simply according to its plain meaning and shall not be construed for or against any Party, as each Party has participated in the drafting of this Agreement and had the opportunity to have its counsel review it. Whenever the context and construction so requires, all words used in the singular shall be deemed to be used in the plural, all masculine shall include the feminine and neuter, and vice versa. The word “including” means without limitation, and the word “or” is not exclusive. Unless the context otherwise requires, references herein: (i) to Articles and Sections and Exhibits mean the Articles and Sections of, and the Exhibits attached to, this Agreement; and (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement.

16.2. Headings. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed a part of this Agreement.

16.3. Partial Invalidity. If any one or more of the covenants or agreements provided in this Agreement to be performed should be determined to be invalid or contrary to law, such covenant or agreement shall be deemed and construed to be severable from the remaining covenants and agreements herein contained and shall in no way affect the validity of the remaining provisions of this Agreement.

16.4. Counterparts. This Agreement may be executed in several counterparts, all or any of which shall be regarded for all purposes as one original and shall constitute and be but one and the same instrument. Electronic and facsimile signatures shall be binding for all purposes.

16.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

16.6. Notices. Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered: (a) in person; or (b) by Federal Express or another reputable commercial overnight courier that guarantees next day delivery and provides a receipt; and such notices shall be addressed as follows:

If to SLWD:	San Luis Water District
1015 6th Street
Los Banos, CA 93635
Attn: General Manager

If to Cadiz:	Cadiz, Inc.
550 South Hope Street, Suite 2850
Los Angeles, CA 90017
Attn: President

If to FVMWC:	Fenner Valley Mutual Water Company
550 South Hope Street, Suite 2850
Los Angeles, CA 90017
Attn: President

or to such other address a Party may from time to time specify in writing to the other Parties. Any notice shall be deemed delivered when actually delivered.

16.7. Attorney Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party shall be entitled to recover reasonable attorney fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

16.8. Dispute Resolution. The Parties shall seek to resolve any dispute concerning the interpretation or implementation of this Agreement through good faith negotiation, involving, as and when appropriate, the general manager or chief executive officer of each of the Parties. Any dispute that remains unresolved thirty (30) days after notice of the dispute is made to the Parties, shall be resolved by a single arbitrator with substantial experience on the matter or matters in dispute, conducted in accordance with JAMS. If the Parties cannot agree on a single arbitrator within ten (10) days of the written election to submit the matter to arbitration, any Party may request JAMS to appoint a single, neutral arbitrator. The Parties shall use their reasonable best efforts to have the arbitration proceeding concluded within ninety (90) business days of selection of the arbitrator. In rendering the award, the arbitrator shall determine the rights and obligations of the Parties according to the substantive and procedural laws of California. All discovery shall be governed by the California Code of Civil Procedure with all applicable time periods for notice and scheduling provided therein being reduced by one-half. The arbitrator may establish other discovery limitations or rules. The arbitrator shall have the authority to grant provisional remedies, injunctive relief and all other remedies at law or in equity, but shall not have the power to award punitive or consequential damages. The decision of the arbitrator shall be final, conclusive and binding upon the Parties, and any Party shall be entitled to the entry of judgment in a court of competent jurisdiction based upon such decision. The losing Party shall pay all costs and expenses of the arbitration; provided, however, if no Party is clearly the losing Party, then the arbitrator shall allocate the arbitration costs between the Parties in an equitable manner, as the arbitrator may determine in his or her sole discretion.

16.9. Recordation. Within ten (10) calendar days of the Execution Date, Cadiz will cause the recordation of a memorandum of agreement in the chain of title for the Property in the official records of San Bernardino County, California. Said memorandum of agreement shall serve as notice to all parties succeeding to the interest of the Cadiz that their use of the Property shall be benefited, covenanted, conditioned, and restricted in the manner described in this Agreement.

[signature page follows]

IN WITNESS WHEREOF, SLWD, Cadiz, and FVWMC have each executed this Agreement in accordance with the authorization of their respective Board of Directors.

SAN LUIS WATER DISTRICT

By:

President

Attest:

By:

Secretary

CADIZ, INC.

By:

President

Attest:

By:

Secretary

FENNER VALLEY MUTUAL WATER COMPANY

By:

President

Attest:

By:

Secretary

Exhibits:
A.       Schedule of Project Allotments

EXHIBIT A

Schedule of Project Allotments

Project Participant	Project Allotment (acre-feet per year)
Santa Margarita Water District San Luis Water District	15,000
Three Valleys Municipal Water District	5,000
Golden State Water Company	5,000
Suburban Water Systems	5,000
Jurupa Community Services District	5,000
Arizona & California Railroad Company	100
California Water Service Company XXX Mutual Water Company	5,000 5,000
Total Project Allotment Subscribed	______
Project Allotment Available	4,900
Total Annual Project Allotment	______